RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Bradley S. Vizi
Pennsauken, NJ 08109	info@rcmt.com	Executive Chairman
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES
THIRD QUARTER RESULTS

Pennsauken, NJ – November 8, 2018 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, specialty health care and information technology services, today announced financial results for the thirteen and thirty-nine week periods ended September 29, 2018.

RCM Technologies reported revenues of $42.6 million for the thirteen week period ended September 29, 2018, a 2.9% decrease as compared to $43.8 million for the thirteen week period ended September 30, 2017 (the comparable prior year period). Gross profit was $11.0 million for the thirteen week period ended September 29, 2018, a 6.2% decrease as compared to $11.7 million for the comparable prior year period.  The Company experienced operating income of $1.2 million for the current quarter as compared to $1.6 million for the comparable prior year period.  Net income was $0.7 million, or $0.06 per diluted share, for the current quarter as compared to net income of $1.0 million, or $0.08 per diluted share, for the comparable prior year period.

RCM Technologies reported revenues of $145.1 million for the thirty-nine week period ended September 29, 2018, a 6.9% increase as compared to $135.7 million for the thirty-nine week period ended September 30, 2017 (the comparable prior year period). Gross profit was $36.3 million for the thirty-nine week period ended September 29, 2018, a 2.0% increase as compared to $35.6 million for the comparable prior year period.  The Company experienced operating income of $3.8 million for the current year period as compared to $3.5 million for the comparable prior year period.  Net income was $2.1 million, or $0.17 per diluted share, for the current year period as compared to net income of $1.8 million, or $0.15 per diluted share, for the comparable prior year period.

The Company had adjusted EBITDA (non-GAAP) of $1.6 million for the thirteen weeks ended September 29, 2018, a 21.9% decrease as compared to $2.0 million for the comparable prior year period.  The Company had adjusted EBITDA (non-GAAP) of $6.4 million for the thirty-nine weeks ended September 29, 2018, a 16.0% increase as compared to $5.5 million for the comparable prior year period.  A reconciliation of adjusted EBITDA (non-GAAP) to EBITDA (non-GAAP) and net income (GAAP) can be found on the fourth page of this press release.

The Company experienced $1.4 million in severance, professional fees and other charges for the thirty-nine week period ended September 29, 2018.  These charges include severance accrued for the Company's former chief executive officer and related payroll taxes, continuation of certain benefits and professional fees, totaling approximately $0.9 million.  The additional charges of $0.5 million incurred related to transactional financial advisory fees, legal fees associated with defending a frivolous lawsuit with a competitor of the Company, and search fees associated with hiring a senior executive.  The Company did not incur any such charges in the comparable prior year period. The Company incurred charges of $0.8 million for increases to contingent consideration for the thirty-nine week period ended September 30, 2017.  The increase can be principally attributed to the PCI acquisition.  Since the PCI acquisition was for stock in Canada the increase in purchase price is not tax deductible and is treated as a permanent difference. There was no change to contingent consideration for the thirty-nine week period ended September 29, 2018.

Bradley Vizi, Executive Chairman of RCM Technologies, commented, "Though third quarter operating income came in at the low end of our expectation, as the result of project timing within Engineering Services, we believe that we are well positioned to deliver a strong finish to the year and enter 2019 with momentum. On a year-to-date basis, our 2018 adjusted EBITDA of $6.4MM exceeds 2017 by a robust 16%."

Kevin Miller, Chief Financial Officer of RCM Technologies, added, "We generated $5.7 million in cash flow from operations during our third quarter of 2018. We believe we will see good cash flow from operations in the fourth quarter as we look to strengthen our balance sheet."

Conference Call
On Friday, November 9, 2018, RCM Technologies will host a conference call to discuss these results. The call will begin at 10:00 a.m. Eastern Time.  The dial-in number is (800) 285-6670.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM's offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should," "are confident" or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company's services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company's actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen Week Periods Ended
	September 29, 2018	September 30, 2017
Revenues	$42,559	$43,827
Cost of services	31,571	32,109
Gross profit	10,988	11,718
Selling, general and administrative	9,412	9,700
Depreciation and amortization	344	422
Operating income	1,232	1,596
Other expense, net	(295)	(154)
Income before income taxes	937	1,442
Income tax expense	253	422
Net income	$684	$1,020

Diluted net earnings per share data	$0.06	$0.08

	Thirty-Nine Week Periods Ended
	September 29, 2018	September 30, 2017
Revenues	$145,081	$135,680
Cost of services	108,803	100,097
Gross profit	36,278	35,583
Selling, general and administrative	29,909	30,092
Depreciation and amortization	1,156	1,229
Severance, professional fees and other charges	1,371	-
Change in contingent consideration	-	781
Operating income	3,842	3,481
Other expense, net	(990)	(371)
Income before income taxes	2,852	3,110
Income tax expense	736	1,351
Net income	$2,116	$1,759

Diluted net earnings per share data	$0.17	$0.15

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	September 29, 2018	December 30, 2017
	(Unaudited)
Cash and cash equivalents	$710	$2,851
Accounts receivable, net	$46,663	$46,080
Total current assets	$55,685	$55,639
Total assets	$73,428	$73,279
Total current liabilities	$22,687	$22,188
Borrowing under line of credit	$24,460	$27,279
Net debt (borrowings less cash)	$23,750	$24,428
Total liabilities	$48,751	$51,248
Stockholders' equity	$24,677	$22,031

RCM Technologies, Inc.
Supplemental Operating Results on a Non-GAAP Basis
(Unaudited)
(In Thousands)

The following non-GAAP data, which adjusts for the categories of expenses described below, is a non-GAAP financial measure.  Our management believes that this non-GAAP financial measure is useful information for investors, shareholders and other stakeholders of our Company in gauging our results of operations on an ongoing basis.  We believe that EBITDA and Adjusted EBITDA are performance measures and have provided a reconciliation between net income and EBITDA and Adjusted EBITDA.  Neither EBITDA nor Adjusted EBITDA should be considered as an alternative to net income as an indicator of performance.  In addition, neither EBITDA nor Adjusted EBITDA takes into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.  We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP.  These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

The following unaudited table presents the Company's GAAP net income measure and the corresponding adjustments used to calculate "EBITDA" and "Adjusted EBITDA" for the thirteen and thirty-nine week periods ended September 29, 2018 and September 30, 2017.

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
GAAP net income	$684	$1,020	$2,116	$1,759
Income tax expense	253	422	736	1,351
Interest expense	305	137	971	409
Depreciation and amortization	344	422	1,156	1,229
EBITDA (non-GAAP)	$1,586	$2,001	$4,979	$4,748

Adjustments
Severance, professional fees and other charges	-	-	1,371	-
Change in contingent consideration	-	-	-	781
(Gain) loss on foreign currency transactions	(10)	17	19	(38)
Adjusted EBITDA (non-GAAP)	$1,576	$2,018	$6,369	$5,491

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	September 29, 2018	September 30, 2017
Net income	$684	$1,020
Adjustments to reconcile net income to cash provided by operating activities	1,125	419
Changes in operating assets and liabilities:
Accounts receivable	4,496	2,075
Prepaid expenses and other current assets	(867)	(21)
Net of transit accounts receivable and payable	(466)	(917)
Accounts payable and accrued expenses	1,206	(777)
Accrued payroll and related costs	(760)	(653)
Income taxes payable	256	480
Total adjustments	4,990	606
Cash provided by operating activities	$5,674	$1,626

Net cash used in investing activities	(810)	(192)
Net cash used in financing activities	(4,552)	(972)
Effect of exchange rate changes	(33)	(28)
Increase in cash and cash equivalents	$279	$434

	Thirty-Nine Week Periods Ended
	September 29, 2018	September 30, 2017
Net income	$2,116	$1,759
Adjustments to reconcile net income to cash provided by operating activities	2,527	3,026
Changes in operating assets and liabilities:
Accounts receivable	(1,664)	3,682
Prepaid expenses and other current assets	(593)	230
Net of transit accounts receivable and payable	(1,560)	(1,189)
Accounts payable and accrued expenses	(219)	(1,313)
Accrued payroll and related costs	905	(185)
Income taxes payable	552	946
Total adjustments	(52)	5,197
Cash provided by operating activities	$2,064	$6,956

Net cash used in investing activities	(1,423)	(743)
Net cash used in financing activities	(2,735)	(5,621)
Effect of exchange rate changes	(47)	(46)
(Decrease) increase in cash and cash equivalents	($2,141)	$546

RCM Technologies, Inc.
Summary of Selected Income Statement Data
(Unaudited)
(In Thousands)

	Thirteen Week Period Ended September 29, 2018
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$19,424	$15,106	$8,029	$42,559
Cost of services	14,049	11,665	5,857	31,571
Gross Profit	$5,375	$3,441	$2,172	$10,988
Gross Profit Margin	27.7%	22.8%	27.1%	25.8%

	Thirteen Week Period Ended September 30, 2017
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$21,708	$14,335	$7,784	$43,827
Cost of services	15,533	10,805	5,771	32,109
Gross Profit	$6,175	$3,530	$2,013	$11,718
Gross Profit Margin	28.4%	24.6%	25.9%	26.7%

	Thirty-Nine Week Period Ended September 29, 2018
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$62,412	$60,599	$22,070	$145,081
Cost of services	45,706	46,822	16,275	108,803
Gross Profit	$16,706	$13,777	$5,795	$36,278
Gross Profit Margin	26.8%	22.7%	26.3%	25.0%

	Thirty-Nine Week Period Ended September 30, 2017
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$61,517	$49,212	$24,951	$135,680
Cost of services	44,598	37,069	18,430	100,097
Gross Profit	$16,919	$12,143	$6,521	$35,583
Gross Profit Margin	27.5%	24.7%	26.1%	26.2%